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Exhibit 23

ACCOUNTANTS' CONSENT

The Board of Directors
United Natural Foods, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-19945, 333-19947, 333-19949, 333-71673, 333-56652, and 333-106217 on Form S-8) of United Natural Foods, Inc. of our reports dated August 29, 2003, relating to the consolidated balance sheets of United Natural Foods, Inc. and Subsidiaries as of July 31, 2003 and 2002 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended July 31, 2003, and the related schedule, which reports appear in the July 31, 2003 annual report on Form 10-K of United Natural Foods, Inc.

                        /s/ KPMG LLP

Providence, Rhode Island
October 20, 2003

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  Exhibit 23
ACCOUNTANTS' CONSENT